Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S8 (No. 333-196881, No. 333-193075, No. 333-156433, No. 333-134208, and No. 333-119661) and Form S3 (No. 333184175, No. 333187964, No. 333-195605, No. 333-196880, and No. 333-209024) of Uranium Resources, Inc. of our report dated March 18, 2016, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10K of Uranium Resources, Inc. for the year ended December 31, 2015.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

March 18, 2016